Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the One Liberty Properties, Inc. 2009 Incentive Plan of our reports dated March 10, 2009, with respect to the consolidated financial statements and schedules of One Liberty Properties, Inc. and Subsidiaries included in the Annual Report (Form 10-K/A) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of One Liberty Properties, Inc. and Subsidiaries filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
June 29, 2009